Exhibit (d)(54)

Form of

Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of June 19, 2008,

between

Fidelity Management & Research Company

and

Fidelity Management & Research (U.K.), Inc.

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Fixed-Income Trust	Fidelity Corporate Bond Fund	Fixed Income

Agreed and Accepted
as of __

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